UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 16, 2004

C-COR Incorporated

(Exact name of Registrant as specified in its charter)

Pennsylvania	0-10726	24-0811591
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Decibel Road, State College, Pennsylvania	16801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (814) 238-2461

(Former name or former address, if changed since last report.)

Item 2. Acquisition or Disposition of Assets.

On July 16, 2004, the Registrant completed its purchase of all the outstanding securities of Stargus, Inc. (“Stargus”) from the stockholders of Stargus by means of the merger of BMS Subsidiary, Inc., an indirect, wholly owned subsidiary of the Registrant, with and into Stargus, with Stargus as the surviving corporation.

Stargus, located in Andover, Massachusetts, is a provider of comprehensive network and service management solutions for cable broadband networks. The assets purchased include the Stargus CableEdge product line, which adds key components, including network optimization as well as abuse and capacity management, to the Registrant’s Integrated Services Management System. These assets became part of the Registrant’s Broadband Management Solutions operating segment. The purchase price for the acquisition was $17.0 million, payable in cash, subject to certain adjustments. The nature and amount of consideration paid in connection with the acquisition was determined based on arms-length negotiations between the Registrant and Stargus. The Registrant used its available working capital to fund the acquisition. The acquisition is being accounted for as a purchase. Any excess of the purchase price and related costs over the fair value of the acquired net assets of the business will be recorded as goodwill. Assets acquired by the Registrant consist primarily of accounts receivable, fixed assets, contractual rights and obligations, intellectual property and equipment which were used by Stargus in its operations. The Registrant will continue to use such assets in the same manner as the assets were used by Stargus.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits

Number	Description of Document
2.1	Agreement and Plan of Merger among Broadband Management Solutions, LLC, BMS Subsidiary, Inc. and Stargus, Inc. dated July 2, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

C-COR Incorporated

(Registrant)

July 21, 2004

By:	/s/ David A. Woodle
Name:	David A. Woodle
Title:	Chief Executive Officer